Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Orthofix Medical Inc. (formerly Orthofix International N.V.) Second Amended and Restated Stock Purchase Plan, as amended, of our reports dated February 26, 2018, with respect to the consolidated financial statements of Orthofix Medical Inc. (formerly Orthofix International N.V.) and the effectiveness of internal control over financial reporting of Orthofix Medical Inc. (formerly Orthofix International N.V.) included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 1, 2018